AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1997
                                                      REGISTRATION NO. 333-24641
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                           DOMAIN ENERGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                   1311
     (STATE OR OTHER         (PRIMARY STANDARD
      JURISDICTION              INDUSTRIAL               76-0526147
   OF INCORPORATION OR      CLASSIFICATION CODE       (I.R.S. EMPLOYER
      ORGANIZATION)               NUMBER)          IDENTIFICATION NUMBER)

                                               MICHAEL V. RONCA
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
     1100 LOUISIANA, SUITE 1500                 P. O. BOX 2229
        HOUSTON, TEXAS 77002               HOUSTON, TEXAS 77252-2229
           (713) 757-5662                       (713) 757-5662
  (ADDRESS, INCLUDING ZIP CODE, AND   (NAME, ADDRESS, INCLUDING ZIP CODE
          TELEPHONE NUMBER,                           AND
INCLUDING AREA CODE, OF REGISTRANT'S   TELEPHONE NUMBER, INCLUDING AREA
    PRINCIPAL EXECUTIVE OFFICES)          CODE, OF AGENT FOR SERVICE)

                            ------------------------
                                   COPIES TO:

       JAMES L. RICE III, ESQ.               R. JOEL SWANSON, ESQ.
     WEIL, GOTSHAL & MANGES LLP              BAKER & BOTTS, L.L.P.
      700 LOUISIANA, SUITE 1600                  910 LOUISIANA
        HOUSTON, TEXAS 77002                 HOUSTON, TEXAS 77002
           (713) 546-5000                       (713) 229-1234

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO          OFFERING PRICE          AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED      BE REGISTERED(1)       PER SHARE(1)       OFFERING PRICE(2)     REGISTRATION FEE
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
Common Stock, $0.01 par
  value.........................          --                   --               $103,500,000          $31,364(3)
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
(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of determining the registration fee.

(3) A registration fee of $31,364 was paid in connection with the initial filing of this Registration Statement on April 4, 1997 and no additional filing fee is required.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
                                   PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the issuance and distribution of the securities being registered payable by the Company.

Securities and Exchange Commission
  Registration Fee...................  $     31,364
NASD filing fee......................        10,850
New York Stock Exchange listing
  fee................................       100,000
Printing and engraving expenses......       150,000
Blue Sky filing fees and expenses....        10,000
Accountants' fees....................       225,000
Counsel fees.........................       400,000
Transfer agent and registrar fees....         5,000
Miscellaneous........................        67,786
                                       ------------
     Total...........................  $  1,000,000
                                       ============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's Certificate of Incorporation, a copy of which is filed as Exhibit 3.1, contains a provision which, in substance, eliminates directors' personal liability as set forth above.

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Certificate of Incorporation, a copy of which is filed as Exhibit 3.1, contains a provision which, in substance, provides for indemnification as set forth above.

     The Company has purchased directors' and officers' liability insurance, which will indemnify the directors and officers of the Company against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement contains certain provisions for indemnification of directors and officers of the Company and the Underwriters against civil liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On December 31, 1996, the Company sold 7,177,681 shares of Common Stock at $4.1796 per share to Fund VII and, through a wholly-owned subsidiary of the Company, issued an $8.0 million promissory note in favor of Fund VII, which, at the time of issuance, was convertible, at the option of Fund VII, into

1,914,048 shares of the Company's Common Stock. The Company relied on Section 4(2) of the Securities Act in effecting these transactions.

     On February 21, 1997 the Company sold an aggregate of 390,307 shares of Common Stock at $4.1796 per share to eight members of the Company's management. The Company relied on Section 4(2) of the Securities Act in effecting these transactions.

     On April 3, 1997 the Company sold an aggregate of 95,696 shares of Common Stock at $4.1796 per share to 26 employees of the Company. The Company relied on an exemption under Section 4(2) of the Securities Act in effecting these transactions.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES.

     (a)  Exhibits

      EXHIBIT NO.                                                DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
           1.1       --   Form of Underwriting Agreement*
           3.1       --   Form of Amended and Restated Certificate of Incorporation of the Company*
           3.2       --   Form of Second Amended and Restated By-Laws of the Company*
           4.1       --   Securityholders Agreement, dated as of December 31, 1996, among the Company and its
                          Securityholders*
           5.1       --   Opinion of Weil, Gotshal & Manges LLP regarding legality of the securities being registered
          10.1       --   Stock Purchase Agreement, dated as of December 24, 1996, between El Paso Natural Gas
                          Company and Teleo Ventures, Inc.*
          10.2       --   Assignment and Assumption Agreement, dated as of December 31, 1996, between Teleo
                          Ventures, Inc. and the Company*
          10.3       --   Credit Agreement, dated as of June 7, 1996, between Domain Energy Finance Corporation
                          (formerly known as Tenneco Ventures Finance Corporation) and Compass Bank -- Houston
                          (including the First Amendment and the Second Amendment thereto)*
          10.4       --   Subscription Agreement, dated as of December 31, 1996, between First Reserve Fund VII,
                          Limited Partnership and the Company*
          10.5       --   Amended and Restated Management Investor Subscription Agreement, dated effective as of
                          December 31, 1996, between Michael V. Ronca and the Company*
          10.6       --   Management Investor Subscription Agreement, dated as of February 21, 1997, between Herbert
                          A. Newhouse and the Company, with similar agreements with Catherine L. Sliva, Rick G.
                          Lester, Douglas H. Woodul, Steven M. Curran, Dean R. Bouillion and Lucynda S. Herrin*
          10.7       --   Promissory Note, dated February 21, 1997, by Michael V. Ronca in favor of the Company, with similar Promissory Notes by Herbert A. Newhouse, Catherine L. Sliva, Rick G. Lester,
                          Douglas H. Woodul, Steven M. Curran and Lucynda S. Herrin*
          10.8       --   Pledge Agreement, dated as of February 21, 1997, between the Company and Michael V. Ronca, with similar agreements with Herbert A. Newhouse, Catherine L. Sliva, Rick G. Lester,
                          Douglas H. Woodul, Steven M. Curran and Lucynda S. Herrin*
          10.9       --   Employment Agreement, dated as of December 31, 1996, between Michael V. Ronca and the
                          Company*
          10.10      --   Credit Agreement, dated as of December 31, 1996, among the Company, Ventures Corporation,
                          Production Corporation, The Chase Manhattan Bank, Compass Bank, Toronto Dominion (Texas),
                          Inc. and The Chase Manhattan Bank as Administrative Agent*
          10.11      --   Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees of Domain
                          Energy Corporation and Affiliates*

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
          10.12      --   Amended and Restated Non-Qualified Stock Option Agreement, dated as of April 3, 1997, between the Company and Michael V. Ronca, with similar agreements with Herbert A.
                          Newhouse, Catherine L. Sliva, Rick G. Lester, Douglas H. Woodul, Steven M. Curran, Dean R.
                          Bouillion and Lucynda S. Herrin*
          10.13      --   Purchase Agreement, dated as of April 30, 1997, among Production Corporation, as
                          Purchaser, each of GE APPL Corp., GTPT Corporation and Zeta MT Holding, Inc., as Sellers,
                          and NationsBank of Texas, N.A., as QPAM*
          10.14      --   Form of Domain Energy Corporation 1997 Stock Option Plan for Nonemployee Directors*
          21.1       --   List of Subsidiaries of the Company*
          23.1       --   Consent of Deloitte & Touche LLP*
          23.2       --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
          23.3       --   Consent of DeGolyer*
          23.4       --   Consent of Netherland, Sewell*
          23.5       --   Consent of William P. Nicoletti as nominee for director*
          23.6       --   Consent of Gary K. Wright as nominee for director*
          24.1       --   Power of Attorney*
          27.1       --   Financial Data Schedule*
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
* Previously filed.

     (b)  Financial Statements Schedules*

      SCHEDULE NO.                DESCRIPTION
------------------------  --------------------------------------------------
           I              Condensed Balance Sheet

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* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS ON JUNE 23, 1997.

                                       DOMAIN ENERGY CORPORATION
                                       By: /s/ RICK G. LESTER
                                       Name:   Rick G. Lester
                                       Title:   Vice President and Chief
                                       Financial Officer

     PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         NAME                                         TITLE                        DATE
----------------------------       ------------------------------------------   --------------
   /s/MICHAEL V. RONCA*                 President, Chief Executive Officer      June 23, 1997
     MICHAEL V. RONCA                     and Director (principal executive
                                          officer)

    /s/RICK G. LESTER                   Vice President and Chief Financial      June 23, 1997
      RICK G. LESTER                      Officer (principal financial and
                                          accounting officer)

  /s/JONATHAN S. LINKER*                Director                                June 23, 1997
    JONATHAN S. LINKER

   /s/STEVEN H. PRUETT*                 Director                                June 23, 1997
     STEVEN H. PRUETT

*By:/s/RICK G. LESTER
       RICK G. LESTER
       ATTORNEY-IN-FACT

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